Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	R. D. Leslie
Chief Financial Officer
(936) 637-5325

LUFKIN INDUSTRIES FIRST-QUARTER 2006 EARNINGS NEARLY DOUBLE TO

$1.01 PER DILUTED SHARE FROM $0.52 FOR THE FIRST-QUARTER OF 2005

Strong Demand Drives Substantial Backlog Growth for All Business Segments

2006 Earnings Guidance Increased to $3.75 to $4.25 per Diluted Share

LUFKIN, Texas — (April 19, 2006) — Lufkin Industries, Inc. (NASDAQ: LUFK) today announced results for the first quarter ended March 31, 2006. Sales for the first quarter grew 31.6% to $133.4 million from $101.4 million for the first quarter of 2005. Net earnings more than doubled to $15.2 million from $7.4 million. Net earnings per diluted share rose 98.1% to $1.01 for the first quarter of 2006 from $0.52 for the first quarter of 2005.

Douglas V. Smith, president and chief executive officer of Lufkin, said, “Lufkin had an outstanding start to 2006, as strong bookings produced comparable-quarter sales growth in all three businesses for the first quarter. The bookings also resulted in an overall backlog of $190.0 million, reflecting both comparable- and sequential-quarter increases in backlog for each business. Our substantial sales growth for the first quarter versus the first quarter of 2005 produced greater economies of scale through increased capacity utilization. Additionally, the relative stability of supply costs provided earnings leverage as indicated by the improvement in the net profit margin, which was 11.4% for the first quarter of 2006 as compared to 7.3% for the first quarter of 2005 and 10.6% for the fourth quarter of 2005.

“Lufkin’s oil field business continued to lead the Company’s growth for the first quarter, with a 38.0% increase in sales to $86.6 million compared with the first quarter of 2005 and a 37.9% increase in backlog to $88.6 million. We attribute this growth to the persistent strength in energy demand worldwide, which has driven sales of pumping equipment for both oil well and natural gas applications. To meet this demand, we have increased production in our domestic and international manufacturing operations, as well as taken additional steps to expand capacity. Sales in our oil field automation and oil field services businesses grew significantly for the first quarter, reflecting efforts by producers to optimize production of existing oil and natural gas operations.

“High energy demand and continued strong industrial markets had a strong positive impact on our power transmission business for the first quarter, which produced sales of $29.6 million, up 33.0% from the first quarter of 2005. Equally significant, the power transmission backlog increased to $67.4 million at the end of the first quarter, up 26.8% from the end of the first quarter last year and up 26.2% from year-end 2005. First-quarter bookings were primarily related to high-speed gears for the energy and power generation markets, as well as increased sales in our power transmission repair

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Lufkin Industries, Inc. ♦ 601 South Raguet ♦ Lufkin, Texas 75902 ♦ (936) 634-2211

LUFK Announces First-Quarter Results

April 19, 2006

and service businesses. Our first-quarter results also benefited from increased demand for low-speed gears used in industrial applications, especially from industries involved in producing and handling commodity materials.

“Sales for our trailer division increased 5.0% for the first quarter of 2006 to $17.2 million, while our backlog increased 63.5% on a comparable-quarter basis to $33.6 million and 32.1% on a sequential-quarter basis. Consistent with our recent experience, these increases were primarily the result of demand for flat bed trailers and dump trailers, as steady economic growth continued to create a favorable environment for housing and road construction and capital goods transportation. The continued strong performance of the flat bed and dump sectors of the trailer markets, as compared to soft van markets, enabled the Company to realize improved gross margins on both a comparable- and sequential-quarter basis.”

Based on Lufkin’s financial and operating results for the first quarter of 2006, its $190.0 million backlog at the quarter’s end and its outlook for the remainder of 2006, the Company today raised its established guidance for earnings per diluted share for 2006 in a range of $3.75 to $4.25. The Company also established its guidance for earnings per diluted share for the second quarter of 2006 in a range of $0.90 to $1.10, compared with $0.71 for the second quarter of 2005. Lufkin’s guidance for 2006 includes the impact of FAS 123R, totaling $0.10 and $0.03 for the full year and for the second quarter, respectively. The pro forma impact on earnings per diluted share for 2005 reflecting the application of FAS 123 totaled $0.07.

Mr. Smith concluded, “The continued strong energy demand accountable for our first-quarter financial results has also created a significant opportunity for Lufkin to enhance its competitive position in the domestic and international oil field and power transmission markets. While we remain fully engaged in ramping production and securing the raw materials to respond to this immediate demand, we are also making investments and building relationships that we expect will strengthen our worldwide presence. Because we clearly recognize the volatile nature of the energy markets, the goal of our expansion strategies will continue to be based on strengthening our ability to achieve sustainable market leadership and long-term growth in earnings and shareholder value.”

Lufkin will discuss its results for the first quarter in a teleconference call today at 9:00 a.m. (central time). To listen to the call, participants should dial (913-312-1297) approximately 10 minutes prior to the start of the call. A telephonic replay will be available from 12:00 p.m. (central time) April 19, through 7:00 p.m. (central time) April 26, 2006, by dialing (719) 457-0820 and entering reservation number 4577356.

This release contains forward-looking statements and information that are based on management’s beliefs as well as assumptions made by and information currently available to management. When used in this release, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions are intended to identify forward-looking statements. Such statements reflect the Company’s current views with respect to certain events and are subject to certain assumptions, risks and uncertainties, many of which are outside the control of the Company. These risks and uncertainties include, but are not limited to, (i) oil prices, (ii) capital spending levels of oil producers, (iii) availability and prices for raw materials and (iv) general industry and economic conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions

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LUFK Announces First-Quarter Results

April 19, 2006

prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements and information.

Lufkin Industries, Inc. sells and services oil field pumping units, foundry castings, power transmission products and highway trailers throughout the world. The Company has vertically integrated all vital technologies required to design, manufacture and market its products.

LUFKIN INDUSTRIES, INC.

Financial Highlights

(Thousands of dollars, except per share data)

(unaudited)

	Three Months Ended March 31,
	2006	2005
Net sales	$133,389	$101,388
Cost of sales	97,949	78,936

Gross profit	35,440	22,452
Selling, general and administrative expenses	12,137	10,757

Operating income	23,303	11,695
Interest and other income (expense), net	395	(70)

Earnings before income taxes	23,698	11,625
Income tax provision	8,531	4,185

Net earnings	$15,167	$7,440

Net earnings per share:
Basic	$1.03	$0.53

Diluted	$1.01	$0.52

Weighted average shares outstanding:
Basic	14,742	14,031
Diluted	15,070	14,396
Cash dividends per share	$0.11	$0.09

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LUFK Announces First-Quarter Results

April 19, 2006

LUFKIN INDUSTRIES, INC.

Balance Sheet Highlights

(Thousands of dollars)

	March 31, 2006	December 31, 2005
Current assets	$202,671	$189,901
Total assets	376,363	359,795
Current liabilities	56,514	56,273
Shareholders’ equity	276,334	261,079
Working capital	146,157	133,628

LUFKIN INDUSTRIES, INC.

Division Performance

(Thousands of dollars)

		Three Months Ended
		March 31, 2006	March 31, 2005
Revenue:
Oil field		$86,568	$62,721
Power transmission		29,573	22,236
Trailer		17,248	16,431

Total		$133,389	$101,388

	March 31, 2006	December 31, 2005	March 31, 2005
Backlog:
Oil field	$88,636	$67,494	$64,268
Power transmission	67,369	53,392	53,117
Trailer	33,643	25,465	20,573

Total	$189,648	$146,351	$137,958

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